EXHIBIT 5.1

100 North Tampa Street, Suite 4100 | Tampa, FL 33602 | T 813.227.8500 | F 813.229.0134

Holland & Knight LLP | www.hklaw.com

April 5, 2013

Jabil Circuit, Inc.

10560 Dr. Martin Luther King, Jr. Street North

St. Petersburg, Florida 33716

Re:	Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by Jabil Circuit, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), an aggregate of 9,500,000 shares (the “Shares”) of the authorized common stock, par value $0.001 per share, of the Company being offered to certain employees of the Company pursuant to the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan (the “Plan”).

In rendering the opinion set forth herein, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date and currently in effect, (iii) the Bylaws of the Company, as amended to date and currently in effect, (iv) the Plan, (v) certain resolutions of the Board of Directors of the Company adopted in connection with an amendment to the Plan and the Registration Statement, and (vi) certain resolutions adopted in connection with the Company’s annual meeting of stockholders. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (iv) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents and (v) that each transaction complies with all tests of good faith, fairness and conscionability required by law.

Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued and fully paid and non-assessable.

This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Holland & Knight LLP

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